EXHIBIT 10.02

PURCHASE AND CONTRIBUTION AGREEMENT

dated as of April 19, 2013

between

MARTIN MARIETTA MATERIALS, INC.

as Seller and as Servicer

and

MARTIN MARIETTA FUNDING LLC,

as Buyer

ARTICLE I

DEFINITIONS AND RELATED MATTERS

SECTION 1.1	Defined Terms	1
SECTION 1.2	Other Interpretive Matters	2

ARTICLE II

AGREEMENT TO PURCHASE, SELL AND CONTRIBUTE

SECTION 2.1	Purchase, Sale and Contribution	2
SECTION 2.2	Timing of Purchases	2
SECTION 2.3	Purchase Price	2
SECTION 2.4	No Recourse or Assumption of Obligations; Sale and Intent of the Parties	3

ARTICLE III

ADMINISTRATION AND COLLECTION

SECTION 3.1	Martin Marietta to Act as Servicer, Contracts	3
SECTION 3.2	Deemed Collections	4
SECTION 3.3	Actions Evidencing Purchases	5
SECTION 3.4	Application of Collections	6

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.1	Mutual Representations and Warranties	6
SECTION 4.2	Additional Representations and Warranties of Seller	7

ARTICLE V

GENERAL COVENANTS

SECTION 5.1	Mutual Covenants	11
SECTION 5.2	Additional Covenants of Seller	12
SECTION 5.3	Negative Covenants of Seller	14

ARTICLE VI

TERMINATION OF PURCHASES

SECTION 6.1	Voluntary Termination	16
SECTION 6.2	Automatic Termination	16

i

ANNEX 1	Schedule of Originators and Related UCC Details
ANNEX 2	Lock-Box Information
ANNEX 3	Notice Information

ii

PURCHASE AND CONTRIBUTION AGREEMENT

THIS PURCHASE AND CONTRIBUTION AGREEMENT dated as of April 19, 2013 (this “Agreement”) is between MARTIN MARIETTA MATERIALS, INC., a North Carolina corporation (“Martin Marietta”), as seller (“Seller”), and as initial servicer (in such capacity, the “Servicer”), and MARTIN MARIETTA FUNDING LLC, a Delaware limited liability company (the “Buyer”). For good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND RELATED MATTERS

SECTION 1.1          Defined Terms.  In this Agreement, unless otherwise specified: (a) capitalized terms are used as defined in (or by reference in) Exhibit I to the Credit and Security Agreement dated as of the date hereof (as amended, restated, modified or otherwise supplemented from time to time, the “Credit and Security Agreement”) among Buyer, as borrower, Martin Marietta, as servicer, SunTrust Bank, a Georgia banking corporation (“SunTrust”), as administrative agent (in such capacity, the “Administrative Agent”) and SunTrust and each other commercial paper conduit and financial institution from time to time a party thereto as lenders, and (b) as used in this Agreement, unless the context otherwise requires, the following terms have the meanings indicated below:

“Automatic Termination Date” means the earlier to occur of the Facility Termination Date or the Amortization Date under the Credit and Security Agreement.

“Contract” means a contract (including any purchase order or invoice) originally between an Originator and any Person pursuant to or under which such Person shall be obligated to make payments to such Originator with respect to the sale of goods or the furnishing of services from time to time. A “related” Contract with respect to a Receivable means a Contract under which such Receivable arises or which is relevant to the collection or enforcement of such Receivable.

“Deemed Collections” has the meaning given in Section 3.2(a).

“Excluded Receivables” means (i) any right to payment arising under any lease and (ii) any right to payment that would otherwise constitute a Receivable for which the related Obligor is Tate & Lyle Americas LLC.

“Initial Transfer Date” has meaning given in Section 2.1.

“Originator” means Seller and each Person identified as an “Originator” on Annex 1.

“Originator Sale Agreement” means the Originator Sale Agreement, dated as of the date hereof, by and among Seller and the other Originators, as the same may be amended, restated, modified or otherwise supplemented from time to time.

“Purchase Price” has the meaning given in Section 2.3(a).

“Receivables” means any right to payment (other than Excluded Receivables) from an Obligor, whether constituting an account, chattel paper, instrument or a general intangible, arising from the sale of goods and/or provision of services by an Originator pursuant to a Contract, including the right to payment of any interest, finance charges and other payment obligations of such Obligor with respect thereto.

“Seller Indemnified Amounts” has the meaning given in Section 7.1(a).

“Seller Indemnified Party” has the meaning given in Section 7.1(a).

SECTION 1.2          Other Interpretive Matters.  The interpretation of this Agreement, unless otherwise specified, is subject to the interpretive guidelines set forth in Exhibit I to the Credit and Security Agreement.

ARTICLE II

AGREEMENT TO PURCHASE, SELL AND CONTRIBUTE

SECTION 2.1          Purchase, Sale and Contribution. Upon the terms and subject to the conditions set forth in this Agreement, on the date hereof (the “Initial Transfer Date”), Seller hereby sells or contributes, as applicable, to Buyer, and Buyer hereby purchases or acquires from Seller all of Seller’s right, title and interest in, to and under the Receivables and the Related Security, in each case whether now owned or existing, hereafter arising, acquired or originated, or in which Seller now or hereinafter has any rights, and wherever so located.

SECTION 2.2          Timing of Purchases.   All of the Receivables existing at the opening of Seller’s business on the Initial Transfer Date are hereby sold or contributed, as applicable, to Buyer on such date in accordance with the terms hereof. On and after the Initial Transfer Date until the Automatic Termination Date, each Receivable shall be sold or contributed, as applicable, to Buyer immediately (and without further action by any Person) upon the creation, origination or acquisition of such Receivable by Seller. The Related Security with respect to each Receivable shall be sold or contributed, as applicable, at the same time as such Receivable, whether such Related Security exists at such time or arise, are created, acquired or are originated thereafter. Seller hereby relinquishes all title and control over each such Receivable upon the transfer of such Receivable to Buyer hereunder.

SECTION 2.3          Purchase Price.  (a)  The purchase price for the Receivables and the Related Security shall equal the Outstanding Balance of the Receivables and the fair market value of the Related Security plus any premium or minus any discount agreed to between Seller and Buyer at the time of purchase or acquisition (the “Purchase Price”).

(b)    Buyer shall pay the Purchase Price due on any day in cash; provided, however, to the extent that Buyer does not have funds available to pay such amount of Purchase Price due on any day in cash in full, Seller and Buyer shall agree that the Receivables allocable to the amount of such insufficiency shall be deemed to have been transferred by Seller to Buyer as a capital contribution, in return for an increase in the value of the equity interest in Buyer held by Seller.

(c)    In connection with each such transfer, Buyer and Seller shall record on or prior to the Monthly Reporting Date immediately following such transfer, and make such record available to the Administrative Agent upon its reasonable request, the portion, if any, of the Purchase Price paid pursuant to clause (b) above, and the portion, if any, treated as a capital contribution for the related calendar month.

SECTION 2.4          No Recourse or Assumption of Obligations; Sale and Intent of the Parties.  (a)   Except as specifically provided in this Agreement, the purchase and sale or contribution, as applicable, of Receivables and Related Security under this Agreement shall be without recourse to Seller. Seller and Buyer intend the transactions hereunder to constitute absolute and irrevocable true sales and/or valid contributions, as applicable, of Receivables and the Related Security by Seller to Buyer, providing Buyer with the full risks and benefits of ownership of the Receivables and Related Security (such that the Receivables and the Related Security would not be property of Seller’s estate in the event of Seller’s bankruptcy).

(b)    In the event Seller becomes obligated under the Transaction Documents or any other agreement to pay any amount to any account bank or any other party as a result of any Obligor’s failure to make payments on the Receivables or Related Security, as a result of such Obligor’s check or other payment failing to clear as a result of insufficient funds or otherwise due to the credit risk of such Obligor (other than as a result of any breaches of representations or warranties made by Seller in connection with the sale of such Receivables or Related Security hereunder), Buyer shall be obligated to promptly reimburse any such amounts to Seller. Any such amounts may, at the election of Seller, be included in the Purchase Price payable by Buyer or deemed to be a capital contribution made by Seller to Buyer pursuant to Section 2.3.

(c)    None of Buyer, the Administrative Agent, the Servicer (in its capacity as such) or the Lenders have any obligation or liability to any Obligor or other customer or client of Seller or any Originator (including any obligation to perform any of the obligations of Seller or any Originator under any Receivables or Related Security).

ARTICLE III

ADMINISTRATION AND COLLECTION

SECTION 3.1          Martin Marietta to Act as Servicer, Contracts.  (a) Martin Marietta shall be initially responsible for the servicing, administration and collection of the Receivables and the Related Security for the benefit of Buyer and for the benefit of the Administrative Agent (as Buyer’s assignee) on behalf of the Lenders, all on the terms set out in (and subject to any rights to terminate Martin Marietta as the Servicer and appoint a successor servicer pursuant to) the Credit and Security Agreement.

(b)    Buyer and Seller hereby grant to the Servicer an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take in the name of Buyer or Seller, as the case may be, any and all steps which are necessary or advisable to endorse, negotiate, enforce, or otherwise realize on any writing or other right of any kind held or transmitted by Buyer or Seller or transmitted or received by Buyer or Seller in connection with any Receivable and any Related Security (including under the related Records).

(c)    Seller shall perform all of its obligations under the Receivables and Related Security (including under the related Records) to the same extent as if the Receivables had not been sold or contributed, as applicable, hereunder and the exercise by each of Buyer, the Servicer, the Administrative Agent or any of their respective designees of its rights hereunder or under the Credit and Security Agreement shall not relieve Seller from any such obligations.

SECTION 3.2          Deemed Collections.  (a) If on any day:

(i)    the Outstanding Balance of any Receivable originated by Seller or any Originator is reduced or cancelled (in each case other than any reduction or cancellation that would constitute credit recourse for uncollectible Receivables): (A) as a result of any defective, returned or rejected goods or services, any cash discount or any other adjustment by Seller, any Originator or any Affiliate thereof (other than as a result of the receipt of Collections), or as a result of any governmental or regulatory action, (B) as a result of a setoff or credit in respect of any claim by the Obligor thereof (whether such claim or credit arises out of the same or a related or an unrelated transaction) or any other reason not related to the financial inability of the Obligor to pay, (C) on account of the obligation of Seller, any Originator or any Affiliate thereof to pay to the related Obligor any warranty claim, rebate or refund, (D) because it is less than the amount included in calculating the Borrowing Base for purposes of any Settlement Report (other than as a result of the receipt of Collections or such Receivable becoming a Defaulted Receivable); or

(ii)   any of the representations or warranties with respect to any Receivable made by Seller in Section 4.2(a), Section 4.2(c) (with respect to information provided by such Originator with respect to the Receivables sold by it), Sections 4.2(d) through (g), Sections 4.2(i) through (l) or Section 4.2(n) were untrue when made with respect to such Receivable;

then, on such day, Seller shall be deemed to have received a Collection of such Receivable:

(1) in the case of clauses (i)(A) through (D) above, in the amount of such reduction or cancellation in the Outstanding Balance of such Receivable; or

(2) in the case of clause (ii) above, in the amount of the entire Outstanding Balance of the relevant Receivable (as determined immediately prior to the applicable event) with respect to which such representations or warranties of Seller are or were untrue.

Collections deemed received by Seller under this Section 3.2(a) are herein referred to as “Deemed Collections”.

(b)    Not later than the first Business Day after Seller is deemed pursuant to this Section 3.2 to have received any Deemed Collections, Seller shall transfer to Buyer immediately available funds in the amount of such Deemed Collections or to the Servicer to make such application on Buyer’s behalf with respect to such funds as may be required by the Credit and Security Agreement. Upon receipt of the amount set forth in this clause (b) with respect to any Receivable with respect to which the event set forth in clause (a)(ii) above shall have occurred, Buyer shall, without further action, be deemed to have reconveyed such Receivable to Seller as soon as such Receivable is released to it by the Administrative Agent. In the event Buyer receives or has received any payments in respect of any portion of a Receivable reconveyed to Seller hereunder, Buyer shall promptly remit such payments to Seller for distribution to the related Originator. Such amounts may be set off against any amounts owed by Seller to Buyer under this Section 3.2(b) and until so remitted or set off, shall be deemed held in trust for Seller and the related Originator.

SECTION 3.3          Actions Evidencing Purchases.  (a)  On or prior to the Initial Transfer Date, Seller shall mark its master data processing records evidencing Receivables and related Contracts with a legend, acceptable to Buyer and the Administrative Agent, evidencing that the Receivables have been transferred in accordance with this Agreement and the other Transaction Documents and neither Seller nor the Servicer shall change or remove such notation without the consent of Buyer and the Administrative Agent. In addition, Seller agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that Buyer or its assigns may request in order to perfect, protect or more fully evidence the purchases, sales and contributions hereunder, or to enable Buyer or its assigns to exercise or enforce any of their respective rights with respect to the Receivables and the Related Security conveyed hereunder. Without limiting the generality of the foregoing, Seller will upon the request of Buyer or its assigns: (i) authorize and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate; and (ii) upon and after the occurrence of an Amortization Event, mark conspicuously each Contract evidencing each Receivable conveyed by it hereunder with a legend, acceptable to Buyer and the Administrative Agent, evidencing that the related Receivables have been transferred in accordance with this Agreement and the other Transaction Documents.

(b)    Seller hereby authorizes Buyer, its assignees or their respective designee (i) to file one or more financing or continuation statements, and amendments thereto and assignments thereof, relative to all or any of the Receivables and the Related Security now existing or hereafter arising in the name of Seller and (ii) to the extent permitted by the Credit and Security Agreement, to notify Obligors of the assignment of the Receivables and the Related Security.

(c)    Without limiting the generality of subsection (a), Seller hereby authorizes Buyer, its assignees or their respective designee to file or cause to be filed appropriate continuation statements prior to the fifth anniversary of the date of filing of the financing statements filed in connection with the Initial Transfer Date or any other financing statement filed pursuant to this Agreement or the Credit and Security Agreement for so long as such agreements remain in effect, until the Facility Termination Date shall have occurred and the related Liquidation Period has ended.

SECTION 3.4          Application of Collections.  Unless Buyer instructs otherwise, any payment by an Obligor in respect of any indebtedness owed by it to Seller shall, except as otherwise specified in writing by such Obligor (whether before or after receipt of such payment), or required by the related Contracts or applicable law, be applied, first, as a Collection of any Receivable or Receivables then outstanding of such Obligor, with such Receivables being paid in the order of the oldest first, starting with the oldest of such Receivables and, second, to any other indebtedness of such Obligor.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.1          Mutual Representations and Warranties.    Seller represents and warrants to Buyer, and Buyer represents and warrants to Seller, as of the date hereof and as of each date on which a purchase and sale or contribution, as applicable, is made hereunder, as follows:

(a)    Organization and Good Standing.  It has been duly organized in, and is validly existing as a corporation or limited liability company without limitation on the duration of its existence, as applicable, in good standing under the laws of its jurisdiction of organization, is duly qualified to transact business in all jurisdictions where such qualification is necessary and has all necessary power, authority, and legal right to carry out the transactions contemplated in this Agreement, except where failure would not reasonably be expected to have a Material Adverse Effect.

(b)    Power and Authority; Due Authorization.  It (i) has all necessary power, authority and legal right to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (B) carry out the terms of the Transaction Documents to which it is a party, (C) with respect to Seller, sell, assign or contribute the Receivables and the Related Security on the terms and conditions herein provided and (D) with respect to Buyer, purchase, acquire and own the Receivables and the Related Security on the terms and conditions herein provided and (ii) has duly authorized by all necessary corporate or limited liability company action, as applicable, the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party in its capacity and on the terms and conditions herein or therein provided.

(c)    Binding Obligations.  This Agreement and each other Transaction Document to which it is a party constitute its valid and binding agreements enforceable against it in accordance with their respective terms, except to the extent limited by bankruptcy, reorganization, insolvency, moratorium and other similar laws of general application relating to or affecting the enforcement of creditors’ rights or by general equitable principles.

(d)    No Violation.    The execution, delivery and performance of its obligations under this Agreement and each other Transaction Document to which it is a party (i) do not contravene, or constitute a default under, any provision of applicable law or regulation, its Organizational Documents or any agreement, judgment, injunction, order, decree or other instrument binding upon it, if such contravention or default would be reasonably likely to have a Material Adverse Effect, or (ii) result in the creation or imposition of any Lien on any of its assets which would be reasonably likely to have a Material Adverse Effect. No transaction contemplated hereby requires compliance by it with any bulk sales act or similar law.

(e)    No Proceedings.  There are no suits, actions or proceedings pending, or to the knowledge of any of its Authorized Officers, threatened against it, the adverse determination of which is reasonably likely to occur, and if so adversely determined would be reasonably likely to have a Material Adverse Effect.

(f)    Compliance with Laws.  It is in compliance in all material respects with all applicable laws, rules and regulations, other than such laws, rules and regulations (i) the validity or applicability of which it is contesting in good faith or (ii) the failure to comply with which would not be reasonably likely to have a Material Adverse Effect.

(g)    Governmental Approvals.    No consent, approval, authorization, permit or license from, or registration or filing with, any Governmental Authority is required in connection with the making of this Agreement and each other Transaction Document to which it is a party, with the exception of routine periodic filings made under the Exchange Act, filing of the financing statements required hereunder and such consents, approvals, authorizations, permits, licenses, registrations or filings which have already been completed or obtained.

(h)    Investment Company Act.    It is not required to register as an “investment company” under, and within the meaning of, the Investment Company Act of 1940, as amended.

SECTION 4.2          Additional Representations and Warranties of Seller.    Seller represents and warrants to Buyer as of the date hereof and as of each date on which a purchase and sale or contribution, as applicable, is made hereunder, as follows:

(a)    Valid Sale.  This Agreement constitutes an absolute and irrevocable valid sale, transfer and assignment or contribution, as applicable, of the Receivables originated by Seller and the Related Security to Buyer, or alternatively the granting of a valid security interest in the Receivables and the Related Security to Buyer, enforceable against creditors of, and purchasers from Seller. The Purchase Price payable for any Receivable under Section 2.3 constitutes fair consideration and reasonably equivalent value for such Receivable and the Related Security and is comparable to the sale price for such assets that could generally be obtained by Seller in the marketplace from unaffiliated Persons in comparable transactions, and no transfer of any Receivable or Related Security by Seller hereunder was made for or on account of an antecedent debt.

(b)    Margin Regulations.  No part of the funds obtained by Seller under this Agreement will be used by Seller or any Originator in a manner which would violate, or result in a violation of Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System.

(c)    Full Disclosure.    (i)    All information (other than projections) furnished by Seller in writing to Buyer, the Administrative Agent and the Lenders prior to the date hereof in connection with the transactions contemplated hereby does not, collectively, contain any material misstatement of a material fact or omit to state a material fact necessary to make the statements contained therein (taken as a whole), in the light of the circumstances under which they were made, not misleading in any material respect on and as of the date such information was furnished; provided that, with respect to projected financial information (including financial estimates, forecasts and other forward-looking information), Seller represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time; and provided, further, that no representation is made under this Section 4.2(c)(i) with respect to any information of a general economic or general industry nature.

(ii)    All information (other than projections) hereafter furnished by Seller in writing to Buyer, the Administrative Agent or any of the Lenders for purposes of or in connection with this Agreement or any other Transaction Document will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein (taken as a whole), in the light of the circumstances under which they were made, not misleading in any material respect on and as of the date such information was furnished; provided that, with respect to projected financial information (including financial estimates, forecasts and other forward-looking information), Seller represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time; provided, further, that no representation is made under this Section 4.2(c)(ii) with respect to any information of a general economic or general industry nature.

(d)    Quality of Title; UCC Financing Statements.  Prior to its sale or contribution (or simultaneously with such sale or contribution), as applicable, to Buyer hereunder, Seller is the legal and beneficial owner of each Receivable and its Related Security, free and clear of any Adverse Claim except as created by the Transaction Documents. Seller has taken all steps under the UCC (or other comparable law) of any applicable jurisdiction as necessary to transfer its interest in each Receivable and its Related Security sold or contributed to Buyer hereunder, and no financing statement or other instrument similar in effect covering any Receivable or Related Security sold or contributed by it hereunder is on file in any recording office, except such as may be filed (i) in favor of Buyer or the Administrative Agent on behalf of the Lenders in accordance with the Transaction Documents, (ii) as a result of any action taken by the Administrative Agent or any assignee thereof or (iii) with respect to which the related grant of security interest has been released on or prior to the date hereof.

(e)    Places of Business and Locations of Records.  The principal places of business and chief executive offices of Seller and each Originator and the offices Records are kept are located at one or more of the addresses listed next to its name on Annex 1, or such other locations of which the Administrative Agent and the Lenders have been notified in accordance with Section 5.2(a) of the Credit and Security Agreement in jurisdictions where all actions required by Section 12.4(a) of the Credit and Security Agreement has been taken and completed. The Federal Employer Identification Number and Organizational Identification Number of Seller and each Originator are correctly set forth on Annex 1.

(f)    Names.  In the past five (5) years, neither Seller nor any Originator has used any legal names, trade names or assumed names other than those set forth in Annex 1.

(g)    Collections.  The conditions and requirements set forth in Section 5.1(j) of the Credit and Security Agreement and Section 6.2(b) of the Credit and Security Agreement have at all times been satisfied and duly performed. The names and addresses of all Collection Banks, together with the account numbers of the Collection Accounts at each Collection Bank and the post office box number of each Lock-Box, are listed on Annex 2, as the same may be updated from time to time in writing delivered to the Administrative Agent. Seller has not assigned or granted any Person, other than Buyer or the Administrative Agent on behalf of the Lenders as contemplated by the Credit and Security Agreement or the other Transaction Documents, a security interest in or dominion and control of any Collection Account, or the right to take dominion or control of any such Collection Account at a future time or upon the occurrence of a future event.

(h)    Taxes.    Seller has filed all material tax returns which to the knowledge of any member of Seller’s tax department were required to be filed and have paid or have adequately provided for all taxes shown thereon to be due, including any interest and penalties accrued thereon, except for (i) those not yet delinquent, (ii) those the nonpayment of which would not be reasonably likely to have a Material Adverse Effect and (iii) those being contested in good faith.

(i)    Credit and Collection Policies; Law Applicable to Receivables. Seller has complied with the Credit and Collection Policy applicable to any Receivable in all material respects and has not made any change to such Credit and Collection Policy prohibited by Section 5.2(c) of the Credit and Security Agreement and the Transaction Documents. Each Receivable, together with the Contract related thereto, does not contravene any laws, rules or regulations applicable thereto (including, without limitation, to the extent applicable, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), and no part of such Contract is in violation of any such law, rule or regulation, except, in each case, where such contravention or violation would not reasonably be expected to have a Material Adverse Effect.

(j)    Eligible Receivables.  Each Receivable conveyed to Buyer identified by Seller as an “Eligible Receivable” as of the date of its conveyance was an Eligible Receivable as of such date of conveyance.

(k)    Enforceability of Contracts.    Each Contract with respect to each Eligible Receivable is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of the Eligible Receivable created thereunder and any accrued interest thereon (exclusive of any reduction to the Outstanding Balance of a Receivable pursuant to Section 3.2(a)(i)), enforceable against the Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(l)    Payments to Originators.    With respect to each Receivable that Seller has acquired from any other Originator, Seller has given reasonably equivalent value to such Originator in consideration therefor and such transfer was not made for or on account of an antecedent debt.

(m)    Financial Information.  All balance sheets, all statements of income and of cash flow and all other financial information of Seller and the Originators (other than projections) furnished in writing by Seller or any Originator to Buyer, the Administrative Agent or any Lender and described in Section 5.1(a) of the Credit and Security Agreement or Section 5.2(f) herein have been and will be prepared in accordance with GAAP consistently applied, and do or will present fairly in all material respects the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended; provided that unaudited financial statements of Seller and the Originators have been prepared without footnotes, without reliance on any physical inventory and are subject to year-end adjustments. Any projections furnished by any Authorized Officer of Seller or any Originator to Buyer, the Administrative Agent or any of the Lenders for purposes of or in connection with this Agreement and the Credit and Security Agreement were prepared in good faith based upon estimates and assumptions stated therein which, at the time of preparation, were believed by Seller to be reasonable (it being understood that such projections are subject to uncertainties and contingencies, many of which are beyond the control of Seller and the Originators, that no assurances can be given that such projections will be realized, and that actual results may differ in a material manner from such projections).

(n)    Perfection.  It is the intention of the parties to this Agreement that the conveyance of Seller’s right, title and interest in and to the Receivables and the Related Security conveyed to Buyer hereunder and all the proceeds of all of the foregoing to Buyer pursuant to this Agreement shall constitute an absolute and irrevocable purchase and sale and not a loan or pledge. If, notwithstanding the foregoing and the other provisions hereof, the conveyance of the Receivables and the Related Security to Buyer is characterized by any third party as a loan or pledge, then assuming the filing of the financing statements approved by Seller on the date hereof, this Agreement, together with the filing of such financing statements, is effective to create in favor of Buyer and its assigns a valid and perfected first priority security interest in each Receivable existing or hereafter arising and in all other Collateral, free and clear of any Adverse Claim, except as created by the Transaction Documents and except for inchoate tax liens as to which no notice of tax lien has been filed.

ARTICLE V

GENERAL COVENANTS

SECTION 5.1          Mutual Covenants.  At all times prior to the Facility Termination Date and the end of the related Liquidation Period, unless the Administrative Agent shall otherwise consent in writing, Buyer and Seller shall, and Seller shall cause each Originator to:

(a)    Compliance with Laws, Etc.  Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority (including environmental laws and ERISA), a breach of which would be reasonably likely to have a Material Adverse Effect, except where contested in good faith and by proper proceedings.

(b)    Preservation of Existence.    Preserve and maintain its corporate existence and take all reasonable action to preserve and maintain all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; provided, however, that nothing herein contained shall prevent a merger or consolidation of a Subsidiary of Martin Marietta into or with Martin Marietta (if Martin Marietta is the surviving entity) or another Subsidiary or any other merger, consolidation or transfer of assets that is not prohibited under the Credit and Security Agreement, as long as immediately after giving effect to any such transaction, no Amortization Event shall have occurred and be continuing.

(c)    Separateness.    (i) To the extent applicable to it, observe the applicable legal requirements for the recognition of Buyer as a legal entity separate and apart from Seller and any Originator, including complying with (and causing to be true and correct) each of the facts and assumptions contained in the opinions of Skadden, Arps, Slate, Meagher & Flom LLP delivered pursuant to Schedule B of the Credit and Security Agreement regarding “true sale” and “substantive consolidation” matters (and any later bring-downs or replacements of such opinions) and (ii) not take any actions inconsistent with the terms of Section 5.1(i) of the Credit and Security Agreement or Buyer’s limited liability company agreement.

SECTION 5.2          Additional Covenants of Seller.  At all times prior to the Facility Termination Date and the end of the related Liquidation Period, Seller shall and, to the extent applicable, shall cause each Originator to:

(a)    Inspections.  Furnish to the Administrative Agent and each Lender from time to time such information with respect to it and the Receivables as the Administrative Agent or any of the Lenders may reasonably request. Seller shall, and shall cause each Originator to, from time to time during regular business hours as requested by the Administrative Agent or any of the Lenders upon reasonable notice and, except as set forth below, at the sole cost of Seller or the applicable Originator(s), permit the Administrative Agent (accompanied by any Lender), or its respective agents or representatives: (i) to examine and make copies of and abstracts from all Records in the possession or under the control of such Person relating to the Receivables and the Related Security, including, without limitation, the related Contracts, and (ii) to visit the offices and properties of such Person for the purpose of conducting a Review pursuant to Section 5.1(d) of the Credit and Security Agreement; provided, so long as no Amortization Event has occurred and is continuing, a Review shall occur no more than once in any calendar year and Buyer shall be responsible for the costs and expenses of such Review.

(b)    Keeping of Records and Books of Account.  (i) Maintain and implement, and cause each Originator to maintain and implement, administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the identification of each new Receivable and all Collections of and adjustments to each existing Receivable within two (2) Business Days of the receipt of such Collection or adjustment in respect of such Receivable). Seller shall give Buyer, the Administrative Agent and each Lender notice of any material change in the administrative and operating procedures referred to in the previous sentence.

(ii)   Seller shall, and shall cause each Originator to: (A) on or prior to the date hereof, make a notation in its books and records with respect to the Receivables as may be required by the Purchaser and the Servicer, and (B) upon the request of the Administrative Agent following the occurrence and during the continuation of an Amortization Event, deliver to the Administrative Agent all invoices included in the Contracts (including, without limitation, all multiple originals of any such invoice) relating to the Receivables.

(c)    Notice to Potential Purchasers.  If a third party, including a potential purchaser of the Receivables, inquires with respect to any Receivables, Seller will inform such third party that (i) Seller has sold or contributed the Receivables to Buyer and (ii) Buyer has transferred interests in the Receivables to the Administrative Agent and the Lenders under the Credit and Security Agreement, and Seller will not claim any ownership interest in the Receivables.

(d)    Compliance with Contracts and Credit and Collection Policy.  Timely and fully (i) perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables it has conveyed hereunder, and (ii) comply in all material respects with the Credit and Collection Policy applicable to each Receivable and the related Contract.

(e)    Collections.    Cause (i) all proceeds from all Lock-Boxes to be directly deposited by a Collection Bank into a Collection Account and (ii) each Lock-Box and Collection Account to be subject at all times to a Collection Account Agreement that is in full force and effect. In the event any payments relating to Receivables are remitted directly to Seller, any Originator or any of their Affiliates, Seller shall remit such payments (or cause such payments to be remitted) directly to a Collection Bank and deposited into a Collection Account within two (2) Business Days following receipt thereof, and, at all times prior to such remittance, will itself hold or, if applicable, will cause such payments to be held in trust for the exclusive benefit of Buyer, the Administrative Agent and the Lenders, subject to the Servicer’s rights under Section 6.2(c) of the Credit and Security Agreement.

(f)    Financial Reporting.  Seller will maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with GAAP, and furnish or cause to be furnished to Buyer:

(i)   Copies of Notices.  Promptly upon its receipt of any notice, request for consent, financial statements, certification, report or other communication under or in connection with any Transaction Document from any Originator or any Collection Bank, copies of the same.

(ii)  Other Information.    With reasonable promptness, such further information regarding the business and financial condition of Seller or any Originator as Buyer may reasonably request.

(g)    Notices.  Seller will notify Buyer, Administrative Agent and the Lenders in writing signed by an Authorized Officer of Seller of any of the following promptly upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto:

(i)   Amortization Events or Potential Amortization Events.  The occurrence of any event or condition with respect to Seller that constitutes an Amortization Event or a Potential Amortization Event.

(ii)  Material Adverse Effect.    The occurrence of any event or condition with respect to Seller that has had, or would reasonably be expected to have, a Material Adverse Effect.

(iii) Defaults Under Other Agreements.  The occurrence of a default or an event of default under any other financing arrangement relating to Material Debt (including a line of credit which would constitute Material Debt if fully funded) in aggregate principal amount pursuant to which Seller is a debtor or an obligor.

(iv)  Termination of Originator.  The occurrence of any termination of any Originator’s obligation to sell Receivables to Seller under the Originator Sale Agreement, and the Outstanding Balance of all Receivables originated by such Originator as of the last day of the month then most recently ended.

(h)    Taxes.    Pay and discharge all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any property belonging to it, prior to the date on which penalties attach thereto, and all lawful material claims which, if unpaid, might become a Lien upon its property; provided that neither Seller nor any Originator shall be required to pay any such tax, assessment, charge, levy or claim (i) the payment of which is being contested in good faith and by proper proceedings, (ii) not yet delinquent or (iii) the non-payment of which, if taken in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

(i)    Payments to Originators.  With respect to any Receivable purchased by Seller from any other Originator, such purchase shall be effected under, and in strict compliance with the terms of, the Originator Sale Agreement, including, without limitation, the terms relating to the amount and timing of payments to be made to such Originator in respect of the purchase price for such Receivable.

(j)    Ownership.  Seller will (or will require each Originator to) take all necessary action to vest legal and equitable title to the Receivables, the Related Security and the Collections irrevocably in Buyer, free and clear of any Adverse Claims other than Adverse Claims in favor of the Administrative Agent and the Lenders (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Buyer’s interest in such Receivables, Related Security, and Collections and such other action to perfect, protect or more fully evidence the interest of Buyer therein as Buyer, the Administrative Agent and any Lender may reasonably request).

(k)    Accounting.  Seller will treat its transfer of Receivables to Buyer pursuant to this Agreement as an absolute conveyance and true sale or contribution on its books and records.

(l)    Performance and Enforcement of the Originator Sale Agreement.  Seller shall, and shall require each Originator to, perform its respective obligations and undertakings under and pursuant to the Originator Sale Agreement. Seller will purchase Receivables under the Originator Sale Agreement in strict compliance with the terms thereof and will vigorously enforce the rights and remedies accorded to it as purchaser under the Originator Sale Agreement. Seller will take all actions to enforce Buyer’s rights and interests (and the rights and interests of the Administrative Agent and the Lenders as assignees of Buyer) under the Originator Sale Agreement as Buyer or the Administrative Agent may from time to time reasonably request.

SECTION 5.3          Negative Covenants of Seller.  Until the Facility Termination Date and the end of the related Liquidation Period, without the prior written consent of Buyer and the Administrative Agent, Seller shall not, and to the extent applicable, shall not permit any Originator to:

(a)    Name Change, Offices and Records.  Change its name, identity or legal structure (within the meaning of Section 9-507(c) of any applicable enactment of the UCC) or relocate its chief executive office or any office where Records are kept unless it shall have (i) given the Administrative Agent and the Lenders at least ten (10) days’ prior written notice thereof and (ii) delivered to the Administrative Agent all financing statements, instruments and other documents reasonably requested by the Administrative Agent in connection with such change or relocation.

(b)    Change in Payment Instructions to Obligors.  Except as may be required by the Administrative Agent pursuant to Section 6.2(b) of the Credit and Security Agreement, add or terminate any bank as a Collection Bank, or make any change in the instructions to Obligors regarding payments to be made to any Lock-Box or Collection Account, unless the Administrative Agent shall have received, at least ten (10) days before the proposed effective date therefor, (i) written notice of such addition, termination or change and (ii) with respect to the addition of a Collection Bank or a Collection Account or Lock-Box, an executed Collection Account Agreement with respect to the new Collection Account or Lock-Box; provided, however, that the Servicer may make changes in instructions to Obligors regarding payments if such new instructions require such Obligor to make payments to another existing Collection Account.

(c)    Modifications to Contracts and Credit and Collection Policy.   Make, or permit any Originator to make, any change to any Credit and Collection Policy that would reasonably be expected to decrease the credit quality of any newly created Receivables or materially adversely affect the collectability of the Receivables. Except as provided in Section 6.2(d) of the Credit and Security Agreement, Seller shall not, nor shall it permit any Originator to, extend, amend or otherwise modify the terms of any Receivable or any terms of any Contract related to such Receivable in any material respect other than in accordance with the applicable Credit and Collection Policy.

(d)     Sales, Liens.  Except as permitted or contemplated by this Agreement, the Originator Sale Agreement, the Credit and Security Agreement and the Transaction Documents, sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Receivable, Related Security or Collections, or upon or with respect to any Contract under which any Receivable arises, or any Lock-Box or Collection Account, or assign any right to receive income with respect thereto, and Seller will defend the right, title and interest of Buyer, the Administrative Agent and the Lenders in, to and under any of the foregoing property, against all claims of third parties claiming through or under Seller.

(e)    Prohibition on Additional Negative Pledges.  Enter into or assume any agreement (other than this Agreement, the Originator Sale Agreement, the Credit and Security Agreement and the other Transaction Documents) prohibiting or restricting any transaction contemplated hereby or by the other Transaction Documents.

ARTICLE VI

TERMINATION OF PURCHASES

SECTION 6.1          Voluntary Termination.   The sale or contribution by Seller of Receivables and Related Security, as applicable, by Seller pursuant to this Agreement may be terminated by any party hereto, upon reasonable notice to the other parties hereto, with the consent of the Administrative Agent or at any time when the Aggregate Principal is equal to zero and no Commitment is outstanding under the Credit and Security Agreement.

SECTION 6.2          Automatic Termination.  The sale or contribution of Receivables and Related Security, as applicable, by Seller pursuant to this Agreement shall automatically terminate upon the Automatic Termination Date.

ARTICLE VII

INDEMNIFICATION

SECTION 7.1          Seller’s Indemnity.  (a)  General Indemnity. Without limiting any other rights which any such Person may have hereunder or under applicable law, but subject to Sections 7.1(b) and 8.6, Seller hereby agrees to indemnify and hold harmless Buyer, Buyer’s Affiliates and all of their respective successors, transferees, participants and assigns, including all Persons referred to in Section 8.4 hereof, and all officers, members, managers, directors, shareholders, controlling persons, employees and agents of any of the foregoing (each an “Seller Indemnified Party”), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related reasonable and documented out-of-pocket costs and expenses (including all filing fees), including attorneys’, consultants’ and accountants’ fees and disbursements but excluding all Excluded Taxes (all of the foregoing, subject to the proviso below and without duplication, being collectively referred to as “Seller Indemnified Amounts”) awarded against or incurred by any of them arising out of, relating to or in connection with the Transaction Documents, any of the transactions contemplated thereby, the ownership, maintenance or purchasing of the Receivables or in respect of or related to any Receivable or Related Security or arising out of or relating to or in connection with the actions of Seller, any Originator or their Affiliates; provided, however, notwithstanding anything to the contrary in this Article VII, Seller Indemnified Amounts shall not include any amounts (x) that have resulted from the fraud, bad faith, gross negligence or willful misconduct on the part of any Seller Indemnified Party (other than Seller, any Originator or their Affiliates), (y) that constitute recourse with respect to the value or collectability of a Receivable or recourse with respect to a Receivable by reason of the creditworthiness of the related Obligor or (z) to the extent relating to relationships between or among each of, or any of, the Administrative Agent, the Lenders or any assignee or participant thereof. Without limiting the foregoing, Seller shall indemnify, subject to the express limitations set forth in this Section 7.1, and hold harmless each Seller Indemnified Party for any and all Seller Indemnified Amounts arising out of, relating to, or in connection with:

(i)    any representation or warranty made by or on behalf of Seller or any Originator under or in connection with this Agreement, any Transaction Document or any other information or report delivered by Seller or any Originator pursuant to the Transaction Documents, which shall have been false or incorrect in any material respect when made or deemed made;

(ii)    the failure by Seller or any Originator to comply with any applicable law, rule or regulation related to any Receivable or Contract related thereto, or the noncompliance of any Receivable or any Contract related thereto with any such applicable law, rule or regulation or any failure of Seller or any Originator to keep or perform any of its obligations, express or implied, with respect to the Contract relating to any Receivable;

(iii)   the failure of Seller to vest and maintain vested in Buyer, a perfected ownership or security interest in the Receivables and the other property conveyed pursuant hereto, free and clear of any Adverse Claim;

(iv)    any commingling of funds to which Buyer is entitled hereunder with any other funds, except as permitted or contemplated by the Transaction Documents;

(v)    any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor or financial inability of the Obligor to pay) of the Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the goods or services creating such Receivable or the furnishing or failure to furnish such goods or services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness;

(vi)    any failure of Seller or any Originator to perform its duties or obligations in accordance with the provisions of any Transaction Document to which it is a party;

(vii)   any environmental liability claim, products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort, arising out of or in connection with any Receivable or any related Contract or any other suit, claim or action of whatever sort relating to any obligations of Seller or any Originator under the Transaction Documents;

(viii)   any investigative, administrative or judicial proceeding brought or threatened against the Seller Indemnified Party relating to or arising out of this Agreement or any other Transaction Document or any actual or proposed use of proceeds of the funds obtained by Seller hereunder;

(ix)     any inability to litigate any claim against any Obligor in respect of any Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;

(x)      any attempt by any Person (other than a Seller Indemnified Party) to void the transfers contemplated hereby under statutory provisions or common law or equitable action (except as created by the Transaction Documents); or

(xi)     any action or omission by Seller or any Originator that reduces or impairs the rights of Buyer with respect to any Receivables or Related Security or the value of any Receivables or Related Security, except as permitted or contemplated by the Transaction Documents.

(b)    Contest of Tax Claim; After-Tax Basis.  If any Seller Indemnified Party shall have notice of any attempt to impose or collect any Tax or governmental fee or charge for which indemnification will be sought from Seller under this Article VII, such Seller Indemnified Party shall give prompt and timely notice of such attempt to Seller, and Seller shall have the right, at its sole expense, to participate in any proceedings resisting or objecting to the imposition or collection of any such Tax, governmental fee or charge. Indemnification in respect of such Tax, governmental fee or charge shall be in an amount necessary to make such Seller Indemnified Party whole after taking into account any tax consequences to such Seller Indemnified Party of the payment of any such Tax, governmental fee or change (other than any portion thereof constituting Excluded Taxes for which it would not in the first instance be entitled to indemnification hereunder) and the receipt of the indemnity provided hereunder or of any refund of any such Tax previously indemnified hereunder, including the effect of such Tax or refund on the amount of Tax measured by net income or profits which is or was payable by such Seller Indemnified Party.

SECTION 7.2          Contribution.  If for any reason the indemnification provided above in this Article VII is unavailable to a Seller Indemnified Party or is insufficient to hold a Seller Indemnified Party harmless, then Seller shall contribute to the amount paid or payable by such Seller Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Seller Indemnified Party on the one hand and Seller on the other hand but also the relative fault of such Seller Indemnified Party as well as any other relevant equitable considerations.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1          Amendments, etc.  No amendment or waiver of any provision of this Agreement nor consent to any departure by Seller therefrom shall in any event be effective unless the same shall be in writing and signed by Buyer and the Administrative Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Seller shall not amend or otherwise modify the Originator Sale Agreement without the written consent of Buyer and the Administrative Agent.

SECTION 8.2          No Waiver; Remedies.     No failure on the part of the Administrative Agent, Buyer or any Seller Indemnified Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

SECTION 8.3          Notices, Etc.  All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile and email communication) and shall be personally delivered or sent by express mail or nationally recognized overnight courier or by certified mail, first class postage prepaid or by facsimile or email, to the intended party at the address, facsimile number or email address of such party set forth in Annex 3 or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, (a) if personally delivered or sent by express mail or courier or if sent by certified mail, when received, and (b) if transmitted by facsimile or email, when receipt is confirmed by telephone or electronic means.

SECTION 8.4          Binding Effect; Assignment.     Seller acknowledges that the Administrative Agent and the Lenders under the Credit and Security Agreement may rely upon the terms of this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, including the Administrative Agent and the Lenders under the Credit and Security Agreement. Seller acknowledges that Buyer’s rights under this Agreement may be assigned to the Administrative Agent and the Lenders under the Credit and Security Agreement, consents to such assignment and to the exercise of those rights directly by any such Person to the extent permitted by the Credit and Security Agreement and acknowledges and agrees that each of such Persons and each of their respective successors and assigns are express third party beneficiaries of this Agreement.

SECTION 8.5          Survival.  The rights and remedies with respect to any breach of any representation and warranty made by Seller or Buyer pursuant to Section 3.2 or Article IV, the indemnification provisions of Article VII and the provisions of this Article VIII shall survive any termination of this Agreement.

SECTION 8.6          Costs, Expenses and Taxes.  In addition to its obligations under Article VII, each party agrees to pay on demand all costs and expenses incurred by the other party and its assigns in connection with the enforcement of, or any actual or claimed breach of, this Agreement, including the reasonable fees and expenses of counsel to any of such Persons incurred in connection with any of the foregoing or in advising such Persons as to their respective rights and remedies under this Agreement in connection with any of the foregoing. Seller also agrees to pay on demand all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing, and recording of this Agreement.

SECTION 8.7          Execution in Counterparts; Integration.  This Agreement may be executed in any number of counterparts and by the different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Executed counterparts may be delivered electronically. This Agreement, together with the other Transaction Documents, contains a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire understanding among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.

SECTION 8.8          GOVERNING LAW.  THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS OR ANY CONFLICTS OF LAW PRINCIPLES THEREOF).

SECTION 8.9          WAIVER OF JURY TRIAL.    EACH OF SELLER AND BUYER HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT OR OTHER RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT A JURY.

SECTION 8.10          CONSENT TO JURISDICTION.    EACH OF SELLER AND BUYER HEREBY ACKNOWLEDGES AND AGREES THAT IT IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION, FIRST, OF ANY UNITED STATES FEDERAL COURT, AND SECOND, IF FEDERAL JURISDICTION IS NOT AVAILABLE, OF ANY NEW YORK STATE COURT, IN EITHER CASE SITTING IN NEW YORK CITY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT AND WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING.

SECTION 8.11          No Proceedings.  Seller agrees, for the benefit of the parties to the Credit and Security Agreement, that it will not institute against Buyer, or join any other Person in instituting against Buyer, any proceeding of a type referred to in the definition of Event of Bankruptcy from the date hereof until one year plus one day after the Aggregate Principal has been reduced to zero under the Credit and Security Agreement and all Commitments thereunder have terminated. In addition, all amounts payable by Buyer to Seller pursuant to this Agreement shall be payable solely from funds available for that purpose (after Buyer has satisfied all obligations then due and owing under the Credit and Security Agreement).

SECTION 8.12        No Recourse Against Other Parties.    No recourse under any obligation, covenant or agreement of Buyer contained in this Agreement shall be had against any stockholder, employee, officer, director, member, manager incorporator or organizer of Buyer.

SECTION 8.13        Grant of Security Interest.  It is the intention of the parties to this Agreement that the conveyance of Seller’s right, title and interest in and to the Receivables, the Related Security and all the proceeds of all of the foregoing to Buyer pursuant to this Agreement shall constitute an absolute and irrevocable purchase and sale or capital contribution, as applicable, and not a loan or pledge. If, notwithstanding the foregoing and the other provisions hereof, the conveyance of the Receivables and the Related Security to Buyer is characterized by any third party as a loan or pledge, the parties intend that Seller shall be deemed hereunder to have granted, and Seller does hereby grant, to Buyer a first priority perfected security interest to secure Seller’s obligations hereunder in all of Seller’s right, title and interest in, to and under the Receivables and the Related Security, in each case whether now owned or existing, hereafter arising, acquired or originated, or in which Seller now or hereinafter has any rights, and wherever so located, and that this Agreement shall constitute a security agreement under applicable law.

SECTION 8.14        Severability.      Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

MARTIN MARIETTA MATERIALS, INC.,
as Seller and as Servicer

By:		/s/ Anne H. Lloyd
	Name:	Anne H. Lloyd
	Title:	EVP, CFO and Treasurer

MARTIN MARIETTA FUNDING LLC, as Buyer

By:		/s/ Roselyn Bar
	Name:	Roselyn Bar
	Title:	Vice President and Secretary

S-1

ANNEX 1

SCHEDULE OF ORIGINATORS AND RELATED UCC DETAILS

ORIGINATOR (Legal Name)	Trade Names / Assumed Names	Principal Place of Business	Chief Executive Office	Location of Records	Federal Employer Identification Number	Jurisdiction; Organizational Identification Number
Martin Marietta Materials, Inc.	Martin Marietta Aggregates Martin Marietta Materials Southwest	2710 Wycliff Road, Raleigh, NC 27607	2710 Wycliff Road, Raleigh, NC 27607	2710 Wycliff Road, Raleigh, NC 27607	56-1848578	NC: 0333756
Martin Marietta Materials Southwest, Inc.	Martin Marietta Materials Martin Marietta Aggregates Martin Marietta Materials Southwest Division Martin Marietta Aggregates Southwest Division	2710 Wycliff Road, Raleigh, NC 27607	2710 Wycliff Road, Raleigh, NC 27607	2710 Wycliff Road, Raleigh, NC 27607	65-1310123	TX: 0800836382
Martin Marietta Magnesia Specialties, LLC	Martin Marietta Magnesia Specialties Co., LLC	2710 Wycliff Road, Raleigh, NC 27607	2710 Wycliff Road, Raleigh, NC 27607	2710 Wycliff Road, Raleigh, NC 27607	52-1603828	DE: 2182709
American Aggregates Corporation		2710 Wycliff Road, Raleigh, NC 27607	2710 Wycliff Road, Raleigh, NC 27607	2710 Wycliff Road, Raleigh, NC 27607	34-4175690	NC: 1293321

Annex 1, Page 1

ORIGINATOR (Legal Name)	Trade Names / Assumed Names	Principal Place of Business	Chief Executive Office	Location of Records	Federal Employer Identification Number	Jurisdiction; Organizational Identification Number
Meridian Aggregates Company, a Limited Partnership	Martin Marietta Materials Martin Marietta Aggregates Martin Marietta Materials Southwest Division Martin Marietta Aggregates Southwest Division	2710 Wycliff Road, Raleigh, NC 27607	2710 Wycliff Road, Raleigh, NC 27607	2710 Wycliff Road, Raleigh, NC 27607	06-1469973	NC: 1293336
Meridian Aggregates Company Southwest, LLC		2710 Wycliff Road, Raleigh, NC 27607	2710 Wycliff Road, Raleigh, NC 27607	2710 Wycliff Road, Raleigh, NC 27607	20-0606408	NC: 1293314
Mid-State Construction & Materials, Inc.	Benton Redi-Mix F&F Concrete Products Company, Inc.	2710 Wycliff Road, Raleigh, NC 27607	2710 Wycliff Road, Raleigh, NC 27607	2710 Wycliff Road, Raleigh, NC 27607	71-0730671	AR: 100102032
Campbell’s C-Ment Contracting, Inc.	Suburban Reddi Mix Company	2710 Wycliff Road, Raleigh, NC 27607	2710 Wycliff Road, Raleigh, NC 27607	2710 Wycliff Road, Raleigh, NC 27607 5400 Fenton Street, Arvada, CO 80002	84-0446076	CO: 19871129181
Granite Canyon Quarry		2710 Wycliff Road, Raleigh, NC 27607	2710 Wycliff Road, Raleigh, NC 27607	2710 Wycliff Road, Raleigh, NC 27607	83-0285784	WY: N/A
Meridian Aggregates Company Northwest, LLC		2710 Wycliff Road, Raleigh, NC 27607	2710 Wycliff Road, Raleigh, NC 27607	2710 Wycliff Road, Raleigh, NC 27607	20-0606297	NC: 1293312

Annex 1, Page 2

ORIGINATOR (Legal Name)	Trade Names / Assumed Names	Principal Place of Business	Chief Executive Office	Location of Records	Federal Employer Identification Number	Jurisdiction; Organizational Identification Number
Material Producers, Inc.		2710 Wycliff Road, Raleigh, NC 27607	2710 Wycliff Road, Raleigh, NC 27607	2710 Wycliff Road, Raleigh, NC 27607	73-1123561	OK: 1900369422
Alamo Gulf Coast Railroad Company		2710 Wycliff Road, Raleigh, NC 27607	2710 Wycliff Road, Raleigh, NC 27607	2710 Wycliff Road, Raleigh, NC 27607	74-2773123	TX: 0002136480

Annex 1, Page 3

ANNEX 2

LOCK-BOX INFORMATION

Provided Separately.

Annex 2, Page 1

ANNEX 3

NOTICE INFORMATION

If to Seller:

Martin Marietta Materials, Inc.

2710 Wycliff Road

Raleigh, NC 27607

Facsimile: 919-510-4700

If to Buyer:

Martin Marietta Funding LLC

2710 Wycliff Road

Raleigh, NC 27607

Annex 3, Page 1